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                                                                    Exhibit 99.1

[DANKA LOGO]

For Immediate Release                         Sanjay Sood
                                              (727) 578-4669

                                              Paul G. Dumond
                                              011-44-207-603-1515

                                              Chris Tessier
                                              Pitney Bowes
                                              (203) 351-7210

                                              James Tate
                                              Henley Public Relations
                                              011-44-1628-829-715


         DANKA BUSINESS SYSTEMS PLC ANNOUNCES AGREEMENT TO SELL DANKA
                        SERVICES INTERNATIONAL DIVISION


ST. PETERSBURG, FL (April 9, 2001) -- Danka Business Systems PLC (NASDAQ: DANKY) today announced a definitive agreement to sell its outsourcing division, Danka Services International (DSI), to Pitney Bowes Inc. (NYSE: PBI), a global provider of integrated mail and document management solutions, for $290 million in cash.

"I am delighted that we've been able to reach an agreement that benefits all parties," said P. Lang Lowrey, Danka's Chief Executive Officer. "Pitney Bowes will provide a strong platform for the development of DSI's business. In addition, we've achieved our financial goal for the sale, which will enable us to move forward in completing our restructuring plan. We are optimistic that our shareholders and senior lenders will view this agreement as positively as we do."

Danka announced an integrated three-part plan to reduce and refinance its debt on February 20, 2001. First is the sale of DSI, with proceeds to be used primarily to repay a substantial portion of Danka's existing bank debt. Second is an exchange offer for all $200 million of Danka's outstanding 6.75% convertible subordinated notes due April 1, 2002. The Company recently extended the exchange offer until April 30, 2001, and as of March 20, 2001 had received tenders from holders of $89,333,000 in aggregate principal amount, representing approximately 44.7% of the outstanding notes. Third is the refinancing of Danka's existing senior credit facility, and the Company expects the DSI sale agreement to accelerate the progress of these negotiations.

"Pitney Bowes will make a great partner for DSI's customers and employees," noted Randy Miller, president of Danka's DSI division. "Their services, relationships, and worldwide presence make Pitney Bowes a strategic fit for our business. With their support, we are looking forward to improving and expanding our business operations."
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"Pitney Bowes Management Services is one of the fastest growing components of our business and comprehensive document management is one of the most valuable services we offer our customers. With this acquisition Pitney Bowes becomes one of the most important global providers in this market," commented Pitney Bowes Chairman and CEO, Michael J. Critelli.

Completion of the proposed sale is contingent upon the approval of Danka shareholders, and a circular containing the notice convening the necessary extraordinary general meeting will be sent to shareholders soon. The terms of the transaction are subject to the approval of Danka's senior lenders, consent for the assignment of contracts being obtained from certain DSI customers, and certain regulatory clearances being obtained in the United States and in certain European countries. The sales price is subject to adjustment depending on DSI's net assets at closing. Danka expects to close the sale of DSI on or before June 30, 2001.

DSI is a leading provider of document management services with more than 300 customers worldwide. In the nine months ended December 31, 2000, DSI generated earnings from operations of $17.3 million on revenues of $218.5 million. DSI's net assets were $92.6 million as of December 31, 2000.

Danka also announced that it recently paid approximately $40.7 million of quarterly principal and interest due on its senior revolving and term credit facilities. The principal portion of the payment, approximately $30 million, fully repays the existing term loan facility. A balance of approximately $520 million remains on the senior revolving credit facility. In addition, the Company recently paid its semi-annual interest payment of $6.75 million due under its $200 million 6.75% convertible subordinated notes due April 1, 2002.


About Danka

Danka Business Systems PLC, headquartered in London, England and St. Petersburg, Florida, is one of the world's largest independent suppliers of office imaging equipment and related services, parts and supplies. Danka provides office products and services in approximately 30 countries around the world.

Danka Services International (DSI), the outsourcing division of Danka Business Systems PLC, provides on- and off-site document management services, including the management of central reprographics departments, the placement and maintenance of photocopiers, print-on-demand operations and document archiving and retrieval services.


About Pitney Bowes

Pitney Bowes is a $4 billion global provider of integrated mail and document management solutions headquartered in Stamford, Connecticut. Pitney Bowes serves over 2 million businesses of all sizes in more than 130 countries through dealer and direct operations. For additional information about Pitney Bowes, please visit its website at www.pitneybowes.com.
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Forward Looking Statements

Certain statements contained in this press release, including Danka's expectations with respect to its ability to close the sale of DSI and the timing of such sale, Danka's expectations with respect to its ability to obtain a new credit facility and the timing of receipt of commitments therefore, and Danka's ability to successfully complete the exchange offer are forward looking. In particular, there can be no assurance that all conditions to the proposed sale of DSI will be met, including, but not limited to, the requirements of shareholder approval, third party consents and regulatory approvals, and thus can be no assurance the transaction, if consummated, will be closed prior to June 30, 2001. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions including, without limitation, general economic conditions, availability of capital, and industry conditions that could cause results to differ materially from those reflected in the forward-looking statements, including those identified in any of Danka's other filings with the United States Securities and Exchange Commission. Words like "expects," "anticipates," "believes," "intends," "plans" and similar expressions as they relate to Danka or its management, are intended to identify forward-looking statements, which reflect management's analysis only as of the date they are made. For the forward-looking statements Danka claims the protection of the safe harbour provisions for forward-looking statements provided for in the Private Securities Litigation Act of 1995.



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11201 Danka Circle North                                    107 Hammersmith Road
St. Petersburg, FL 33716                                          London W14 0QH